Exhibit 99.1

HWH International Inc. Announces Executive Leadership Transition

BETHESDA, MD, September 1, 2026 (GLOBE NEWSWIRE) — HWH International Inc. (Nasdaq: HWH) (“HWH” or the “Company”) today announced a transition in its executive leadership. Chan Heng Fai (“Mr. Chan”), the Company’s Chairman of the Board and Chief Executive Officer, will step down from both positions, to be succeeded by Mr. Liu Ming Hui as Executive Chairman and Dr. Liu Ming Xing as Chief Executive Officer, effective September 1, 2026.

Mr. Chan, 81, has served as HWH’s Chairman since 2021 and has led the Company since its formation, through its Nasdaq listing and its most recent strategic financing. Citing his age and other personal commitments, Mr. Chan will step down as Chairman and Chief Executive Officer, while continuing to serve as a director of the Company. Over a business career spanning more than 50 years, Mr. Chan has built, rescued, or transformed more than 35 companies across banking, finance, real estate and various industries, including American Pacific Bank and Global Medical REIT (currently known as Chiron Real Estate Inc.) in the United States, among others.

Mr. Liu Ming Hui, 63, is the founder, President and Chairman of China Gas Holdings Limited, a position he has held since 2002. Under his leadership, the company grew from a single provincial gas concession into China’s largest cross-regional integrated city-gas and clean-energy group, today operating over 660 concessions and serving over 200 million residents with gas. At its peak, China Gas Holdings’ market capitalization exceeded HK$130 billion (approximately US$17 billion), with net profit reaching approximately HK$11.7 billion (approximately US$1.5 billion) in its strongest fiscal year. Mr. Liu currently also serves as Chairman of China Gas’s Executive Committee and Nomination Committee and Vice Chairman of its Sustainability Committee.

Dr. Liu Ming Xing, 53, will become Chief Executive Officer. Dr. Liu currently serves as Chief Economist, Chairman of the Strategic Development Committee, and an Executive Director of China Gas Holdings, where he has served as a director since 2014. He brings deep expertise in economics, finance, and public policy, having provided policy consulting to the World Bank, the Organisation for Economic Co-operation and Development (OECD), UNESCO, and the United Kingdom’s Department for International Development.

“It is an honor to take on the role of Executive Chairman at this important juncture for HWH. Mr. Chan has built a remarkable track record over his career, and I am grateful for his trust and his continued partnership. Together with Dr. Liu Ming Xing and the rest of the board and management team, we are committed to building on HWH’s foundation and creating long-term value for stockholders.” Noted Liu Ming Hui, the incoming Executive Chairman of HWH International Inc.

ABOUT HWH INTERNATIONAL INC.

HWH International Inc. is a purpose-driven lifestyle company encompassing differentiated offerings to develop new pathways to help people in their pursuit of Health, Wealth and Happiness. Beyond its core Hapi ecosystem, HWH’s management team continues to evaluate a range of additional growth and investment opportunities that it believes can build long-term shareholder value and drive strong, sustainable growth. The Company intends to pursue such opportunities selectively and prudently, in a manner management deems beneficial to, and aligned with the long-term interests of its stockholders.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the planned leadership transition, its anticipated effective date, and the Company’s future business and strategic plans. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially, including risks described in the Company’s filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update these statements except as required by law.

CONTACTS

For investor and media inquiries, please contact:

HWH International Inc.

4800 Montgomery Lane, Suite 210

Bethesda, MD 20814

301-971-3955

minghuiliu@hwhintl.com